Exhibit 107

Calculation of Filing Fee Tables

S-1/A

(Form Type)

Gaming Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Units consisting of shares of Common stock, par value $0.001 per share, and Warrants to purchase shares of Common Stock, par value $0.001 per share(2)	457(o)			$13,225,000	$0.0000927	$1,225.96
Fees to Be Paid	Equity	Common stock included as part of the Units				-	-	-
Fees to Be Paid	Equity	Warrants to purchase shares of Common Stock included as part of the Units(3)	457(i)			-	-	-
Fees to Be Paid	Equity	Shares of Common Stock issuable upon exercise of the Warrants(4)(5)	457(i)			$3,225,000	$0.0000927	$1,225.96
Fees Previously Paid	Equity	Underwriters’ Warrants(6)				-	-	-
Fees Previously Paid	Equity	Common stock underlying the Underwriters’ Warrants(7)	457(g)			$661,250	$0.0000927	$61.30
	Total Offering Amounts					$27,111,250		$2,513.21
	Total Fees Previously Paid							$2,178.45
	Total Fee Offsets							$0.00
	Net Fees							$334.76

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(1)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o), and includes the shares of common stock and/or warrants that may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	In accordance with Rule 457(i) under the Securities Act, because the shares of the registrant’s common stock underlying the warrants are registered hereby, no separate registration fee is required with respect to the warrants registered hereby.
(4)	There will be issued warrants to purchase one share of common stock for every one share of common stock offered. The warrants are exercisable at a per share price of 100% of the common stock public offering price.
(5)	Includes shares of common stock which may be issued upon exercise of additional warrants which may be issued upon exercise of 45-day option granted to the underwriters to cover over-allotments, if any.
(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(7)	The underwriters’ warrants are exercisable for a number of shares of common stock equal to 5% of the number of shares of common stock sold in this offering, excluding upon exercise the option to purchase additional securities, at an exercise price equal to 100% of the public offering price per Unit.